EXHIBIT 99.1

SYMBOL TECHNOLOGIES ANNOUNCES REVISED YEAR-TO-DATE REVENUE & EPS AND TWO-WEEK DELAY IN FILING
THE COMPANY’S THIRD-QUARTER 2004 FORM 10-Q

Revised Year-to-Date Revenue is $1,281.8 Million, Reduction of $13.3 Million; Revised Year-to-Date
EPS of $ 0.22, a $0.02 Reduction

Teleconference at 8 a.m. Today: To participate, dial 1-800-967-7135 (U.S.) or 719-457-2626, use passcode 361516.

HOLTSVILLE, N.Y. – November 8, 2004 — Symbol Technologies, Inc. (NYSE:SBL), The Enterprise Mobility Company™, today announced a two-week delay in filing with the Securities and Exchange Commission the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2004, which was due to be filed by November 9, 2004. The Company also believes that it may be required to amend one or both of its previously filed reports for 2004.

“As part of our regular control procedures, we discovered certain discrepancies in the amount of inventory at a distributor as well as inventory on hand that affected our previously announced results. As such, we are delaying our third-quarter filing with the SEC for approximately two weeks,” said William Nuti, Symbol president and chief executive officer. “We’ve moved swiftly to ascertain the nature and extent of these discrepancies. We are in the process of determining whether any amendment to our previously filed SEC quarterly reports is necessary. Symbol is committed to ensuring that its financial statements are accurate and can be relied upon by our shareholders.”

Nature of Discrepancies

During Symbol’s regular physical inventory control testing, two independent errors were discovered. These errors were the result of two discreet events.

One event had to do with inaccurate inventory levels reported to Symbol by a large distribution partner. The underreported inventory levels resulted in Symbol inaccurately recording approximately $3.3 million in sales in the third quarter. This was an oversight on the part of the distributor, which made Symbol aware of the reporting error as soon as it was discovered. This error occurred only in the third quarter of 2004, and no previous quarter was affected.

The other discrepancy was the result of errors that occurred at a Symbol-owned distribution facility that serves one of its large retail customers. The distribution center relies on its own internal reporting system, and misreported quarter-end inventory levels that resulted in inaccurate sales reporting. Consequently, revenue for the nine months ended September 30, 2004, was overstated by approximately $10 million. Symbol believes that the large majority of this overstated revenue relates to third quarter 2004, with the remaining balance in prior quarters.

Revised Nine-Month Financial Summary

Revised revenue for the nine months ended September 30, 2004, is $1,281.8 million, a $13.3 million decrease from the previously announced $1,295.1 million. The revised figure represents an increase of 13 percent over revenue of $1,137.3 million in the nine months ended September 30, 2003. Revised year-to-date earnings per diluted share are $0.22, a decrease of $0.02 from the $0.24 per diluted share previously announced.

At this time, the Company expects to file its quarterly report on Form 10-Q for 2004’s third quarter and potentially amend one or both of its previously filed quarterly reports on Form 10-Q within the next two weeks.

About Symbol Technologies

Symbol Technologies, Inc., The Enterprise Mobility Company™, is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, radio frequency identification technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs under the Symbol Enterprise Mobility Services brand. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world’s leading companies. More information is available at www.symbol.com.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, control of costs and expenses, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Symbol with the Securities and Exchange Commission. Symbol disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

For Symbol Technologies:

For media information:

Patricia Hall
Symbol Technologies, Inc.
631.738.5636
hallp@symbol.com

For financial information:
Nancy Tully
Symbol Technologies, Inc.
631.738.5050
tullyn@symbol.com